UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): November 23, 2009

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 14, 2009, TETRA Technologies, Inc. (the “Company”) approved a general wage and salary reduction of 5%-20% of base annual compensation rates. In conjunction with the wage and salary reduction, the Company also suspended its matching contributions to participants under the Company’s 401(k) Retirement Plan (the “401(k) Plan”). The general wage and salary reduction was applicable to the Company’s current named executive officers. As part of the efforts to reduce costs and expenses, on February 26, 2009, the Board of Directors also approved a 20% reduction in the amount of the monthly cash retainers and meeting fees payable to its non-employee directors, effective as of March 1, 2009.

On November 23, 2009, the Company, with the approval of its Board of Directors, approved the reinstatement of the previous wage and salary reduction for the Company’s current officers who were identified as named executive officers in the Company’s 2009 proxy statement, and for other employees. In addition, the Company will resume its matching contributions to participants under the Company’s 401(k) Plan.  The reinstatement of wages and salaries and the matching contributions under the 401(k) Plan will be effective for non-exempt employees as of December 26, 2009, and exempt employees as of January 2, 2010. Effective as of January 2, 2010, the salaries for the Company’s current officers who were identified as named executive officers in the Company’s 2009 proxy statement will be as follows:

Named Executive Officer	Title	Reinstated Salary
Stuart M. Brightman	President and Chief Executive Officer	$500,000
Joseph M. Abell	Senior Vice President and Chief Financial Officer	$285,000
Philip N. Longorio	Senior Vice President	$325,000
Raymond D. Symens	Senior Vice President	$325,000

In addition to the reinstatement of wages and salaries, effective as of January 1, 2010, the Company will reinstate the full amount of the cash retainers and meeting fees payable to its non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
General Counsel
Date: November 30, 2009